SPFT
SP Fiber Technologies

PaperNuts ~ SPFT Supply Agreement
April 15, 2015

This document serves to formalize a Supply Agreement between PaperNuts and SP Fiber Technologies. This agreement begins on April 15, 2015 and is in effect for one year. Thereafter, this agreement shall renew automatically for successive one-year periods unless either party gives no less than 30 days advanced, written notice of its non-renewal.

Pricing
Pricing for all grades and locations is attached – see Appendix A.

Freight
Freight to all locations is based on full truckload orders. Any freight costs in excess of full truckloads will be added to the SPFT invoice.

Terms of sale
Discount terms of 1% 10 days, net 30 days are in effect.

Certificates of Analysis
SPFT will email COA's to PaperNuts upon request.

This document confirms the terms and conditions of the PaperNuts/SPFT supply agreement; all changes must be mutually agreed upon.

Steve Martin	Mike DiOrio
PaperNuts	SP Fiber Technologies